Exhibit 99.3

CORPORATE PARTICIPANTS

Brian Evans The GEO Group, Inc. - CFO

Pablo Paez The GEO Group, Inc. - VP of Corporate Relations

John Hurley The GEO Group, Inc. - President of GEO Corrections and Detention

George Zoley The GEO Group, Inc. - Chairman, CEO

Ann Schlarb The GEO Group, Inc. - SVP of GEO Community Services

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur CRT Capital Group - Analyst

Tobey Sommer SunTrust Robinson Humphrey, Inc. - Analyst

Brian Hoffman Avondale Partners - Analyst

Greg Bardi Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Quarter Two 2014 The GEO Group Inc. Earnings Conference Call. (Operator Instructions). Please be advised that this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Pablo Paez, Vice President of Corporate Relations. Please proceed.

Pablo Paez - The GEO Group, Inc. - VP of Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s Second Quarter 2014 Earnings Results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, Senior Vice President of GEO Community Services.

This morning, we will discuss our second quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thanks, Pablo, and good morning to everyone. Thanks for joining us as we review our second quarter results and provide an update of our efforts to pursue quality growth opportunities and create value for our shareholders.

In addition to Brian and John, we have been joined today by our new Senior Vice President of GEO Community Services, Ann Schlarb, who has previously served as Divisional Vice President for B.I. and has been with B.I. and GEO for approximately 20 years.

We are very pleased with our second quarter results as well as our improved outlook for 2014 which are representative of the continued growth in our earnings and cash flows. Our financial performance continues to be driven by sound operational and financial performance from our diversified business units in the U.S. and Internationally. Our strong quarterly results and improved outlook reflect improved occupancy at a number of facilities across our real estate portfolio particularly at the federal level. Our quarterly results also reflect the activation of several important projects by our GEO Corrections and Detention Division in California, Florida and Texas as well as the opening of approximately a dozen Day Reporting Centers in Pennsylvania and California by our GEO Community Services Division.

Since the beginning of the year we have activated new contracts or have announced a new contract award totaling more than 6,000 beds in the U.S. and Internationally. Most recently we announced early this week that our wholly-owned subsidiary GEO Australia has been selected by the state of Victoria as the preferred tenderer for the development and operation of a new 1,000 bed prison in Ravenhall near Melbourne. This large scale project involves an unprecedented level of in prison rehabilitation and community reentry services aimed at reducing reoffending rates and helping offenders reintegrate into society under the GEO Continuum of Care. The Ravenhall Prison will be developed under a public-private partnership structure with an equity investment from GEO of approximately $120 million or 20% of the project, and returns consistent with our Company-owned facilities under a 25 year contract. We are hopeful of a signed contract and financial close in the next month of September.

In early April we announced a signing of a contract with the California Department of Corrections and Rehabilitation for the reactivation of our Company-owned McFarland facility. We have reactivated McFarland as a community reentry facility for a female population. We have also been approved to expand its capacity from 260 beds to 300 beds to meet the ongoing need for correctional bed space in the state of California. This contract also includes a provision for an additional 300 bed expansion that can be exercised at the State’s option. Also in California we announced in May a $45 million expansion to our company-owned Adelanto ICE Detention Facility adding 640 beds to the existing 1,300 bed facility. This important expansion will meet the ongoing need for Federal Detention bed space in Southern California and speaks to our ability to respond to our customers’ needs by expanding existing facilities across our real estate portfolio.

Similarly we are nearing completion on a $20 million ICE Transfer facility in Alexandria, Louisiana that will add 400 beds under our existing contract with ICE for the company-owned LaSalle Detention Facility. Additionally we have been working with ICE to repurpose our 600 bed company-owned Karnes Civil Detention Center in Texas to house families as result of the ongoing crisis along the southern border. Our Karnes facility which began housing families on August 1st was designed as the first residential civil center built in accordance with the new enhanced Federal Detention Standards issued in 2009. All of these important milestones have positioned GEO to continue to return value to our shareholders. As we have expressed to you in the past, we remain focused on the careful evaluation of our allocation of capital to enhance shareholder value.

This morning we have also announced the declaration of our quarterly dividend of $0.57 per share to be paid on August 29th to shareholders of record of August 18.

With respect to our outlook we remain optimistic regarding several new opportunities we are currently pursuing. We continue to actively market our current inventory of idle facilities with approximately 5,800 beds, and as we previously discussed we estimate the reactivation of our idle beds would add in excess of $0.65 per share in annual AFFO. There are a number of publicly known opportunities in the U.S. and overseas we are currently pursuing totaling several thousand beds. In the U.S. several states including Oklahoma and Utah are considering the use of private beds. And overseas the U.K. Government is pursuing public-private partnerships for the management of the countries parole and probation system. Further we are exploring a number of non public opportunities that relate to both new project development and potential assets purchases.

We believe that our Company is well positioned to benefit from these important opportunities. We also believe that our Company has attractive investment characteristics which are underpinned by our robust real estate portfolio of company-owned and leased facilities. Our total real estate portfolio encompasses more than 16 million square feet in owned, leased and managed facilities. And we own more than 4,000 acres of land across the United States. We currently own or lease approximately 70% of our facilities worldwide and more than 70% of our net operating income is generated by our company-owned and company-leased facilities. We believe we have stable and sustainable income through the increasing longer term contract arrangements.

We have a diversified base of investment grade government customers with multiple individual contracts with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates in the mid-to-high 90s, and strong customer retention rates in excess of 90%. Our long-term assets have a physical useful life of 75 plus years, and require relatively low levels of maintenance CapEx estimated at approximately 5% of our net operating income.

Now I would like to turn the call over to Brian Evans to review our financial performance and outlook.

Brian Evans - The GEO Group, Inc. - CFO

Thank you, George. Good morning everyone. We are very pleased with our second quarter results and improved outlook for 2014. As disclosed in our press release today, our adjusted funds from operations for the second quarter 2014 increased to $0.85 per share from $0.73 per share last year. On a GAAP basis we reported second quarter 2014 net income of $0.54 per share compared to $0.48 per share a year ago. Our revenues for the second quarter increased to approximately $413 million from $382 million a year ago. For the second quarter 2014 we reported NOI of $119 million up from $108.5 million in the second quarter last year. Compared to 2013 our second quarter results reflect the activation of 1,500 company-owned beds at three facilities in California in November 2013; the assumption of management at 3 managed only facilities totaling 3,854 beds in Florida in February 2014; the 400 bed contract capacity expansion at our company-owned Rio Grande Detention Center in Texas during the first quarter of this year; the opening of new Day Reporting Centers in Pennsylvania and California during the fourth quarter of last year and the first quarter of this year; and generally improved occupancy rates across our diversified real estate portfolio.

Moving to our improved outlook for 2014 which is reflective of our expectations for continued growth in our earnings and cash flow. We have increased our 2014 revenue outlook to a range of $1.63 billion to $1.64 billion, and our 2014 AFFO per share guidance to a range of $3.18 to $3.24 or $229 million to $234 million. On a GAAP basis we have increased our 2014 net income to a range of $1.93 to $1.98 per share. We have also increased our 2014 NOI guidance to a range of $465 million to $470 million, and have increased our 2014 adjusted EBITDA guidance to a range of $338 million to $343 million.

We expect our third quarter revenues to be in a range of $410 million to $415 million. And our AFFO per share is expected to be in a range of $0.81 to $0.84 per share. We expect our net income for the third quarter to be between $0.50 and $0.53 per share. For the fourth quarter we expect revenues to be again in a range of $410 million to $415 million and our AFFO per share to also be in a range of $0.81 to $0.84 per share. On a GAAP basis we expect our fourth quarter net income to between $0.50 and $0.53 per share.

For the second half of the year our guidance incorporates the expected activation and related startup expenses of our company-owned McFarland female reentry facility in California and our new company-owned Alexandria Transfer Center in Louisiana. Our guidance does not assume the potential reactivation of our remaining idle facilities totaling approximately 5,800 beds or any other new projects.

With respect to our liquidity position as of the end of the second quarter we had approximately $37 million in cash on hand and approximately $304 million in available capacity under our revolving credit facility, excluding $335 million in outstanding borrowings and approximately $61 million set aside for letters of credit. With respect to our uses of cash we expect our project and growth CapEx to be approximately $65 million in 2014, and we have approximately $20 million in scheduled annual principal payments of debt.

With that, I will now turn the call to John Hurley for a review of our market opportunities. John?

John Hurley - The GEO Group, Inc. - President of GEO Corrections and Detention

Thank you, Brian, and good morning, everyone. I would like to address select publicly known business development opportunities in our key segments starting with the Federal market in the three Federal Government agencies that we serve. As we have previously reported GEO has long standing partnerships with the Federal Bureau of Prisons, the United States Marshals Service and the U.S. Immigration and Customs Enforcement, or ICE, and we provide cost effective solutions for them at a number of facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these Federal agencies. The Federal Bureau of Prisons continues to face capacity constraints, and ICE and the U.S. Marshals continue to consolidate existing populations into larger more modern facilities which has driven the need for additional private beds.

With respect to recent project activations and contract awards earlier this year we activated a 400 bed contract capacity expansion at our company-owned Rio Grande Detention Center in Laredo, Texas bringing the center’s capacity to 1,900 beds under our existing contract with the United States Marshals Service. Under the expanded contract the U.S. Marshals will house up to 1,228 offenders at the center with 672 beds reserved for the use by ICE. The 1,900 bed center is expected to generate approximately $38 million in annual revenues. Additionally, the U.S. Marshals Service recently awarded a contract to our GEO Transport Division for the provision of secured transportation services in the Southern District of Texas with estimated annualized revenues of approximately $3 million.

In Louisiana we are developing a new $20 million 400 bed Transfer Center in Alexandria as an annex to our LaSalle Detention Facility under our existing contract with ICE. We expect the new company-owned center will be completed in the fourth quarter of 2014 and will generate an additional $8.5 million in annual revenues. In California we are developing a $45 million expansion of our company-owned Adelanto Detention Facility, which is expected to be completed in July 2015. This important expansion will increase the facility’s capacity from 1,300 beds to 1,940 beds and is expected to generate approximately $21 million in additional annual revenues.

Finally, as George mentioned in his opening remarks, we have cooperated with ICE to repurpose our company-owned Karnes, Texas Civil Detention Center for the housing of family units as a result of the ongoing crisis along the southern border. Our Karnes Civil Detention Center was designed as the first residential civil center under new enhanced Federal Detention Standards issued in 2009. The center now reprogrammed to 532 beds began housing families on August 1, and is now more than two-thirds full under a new fixed price contract expected to achieve approximately $26 million in revenues per year. The residents are mostly adult females with children. Those children that are five years of age to 17 will be attending educational classes on premises conducted by a certified charter school under contract with GEO. With the crisis at the southern border continuing GEO has offered ICE a number of proposals to provide secure residential care. And we take note that the Department of Homeland Security issued a news release today indicating that they will reprogram $405 million to fund the resources needed to deal with the border crisis.

With regards to pending procurements the Bureau of Prisons has issued a solicitation with two requirements, each requirement is to house approximately 1,500 to 2,000 low security adult males. This RFP is limited to existing facilities with no expansions permitted. One facility must be located in Ohio, Michigan, Pennsylvania, New Jersey or New York. The other proposed facility may be located anywhere in the continental United States. This procurement will include the rebid of our company-

owned facility in Pennsylvania whose contract expires April 2016 and the rebid of another BOP privately operated facility in Ohio whose contract expires in May 2015. Proposals for the RFP were submitted last August with awards expected in the second half of this year. Additionally, ICE has issued request for information for several company-owned and operated detention facilities ranging from 800 beds to 2,000 beds.

Turning to our State market segment. As States across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in privatization projects. Several States across the country continue to face capacity constraints and inmate population growth. Many of our State clients require additional beds as inmate populations continue to increase and aging inefficient prisons need to be replace with new more cost efficient facilities. For instance in the states where we currently operate the average age of State prisons ranges from approximately 30 years old to 60 years old.

With respect to recent contract activations in the first half of this year we completed the intake of California inmates at our company-owned Central Valley and Desert View facilities, which began late last year. The two facilities which total 1,400 beds are expected to generate approximately $31 million in annualized revenues. We also expanded the contract capacity of our Golden State facility by 100 beds under a new long-term agreement with the State of California. This contract capacity expansion is expected to generate an additional $2.2 million in annual revenues.

As George mentioned, we have reactivated our company-owned McFarland facility under a new contract with the California Department of Corrections and Rehabilitation and the initial intake of offenders began on August 4th. The 300 bed McFarland facility will house female inmates and will provide enhanced offender rehabilitation and recidivism-reduction programs. In prison rehabilitation will include adult basic education, GED and other academic programming, vocational and career technical skill courses and inmate work and training programs. Post release community services will include evidence base cognitive behavioral treatment, reentry programs and life skill courses including communication skills, money management, family and social integration and job application and interview skills. The contract also has a provision for a 300 bed expansion which can be exercised at the State’s option, and would require us to complete the expansion within 12 months once that option is exercised. The facility is expected to generate approximately $10 million in annualized revenues. We expect to begin the intake this quarter and the facility is expected to generate approximately $10 million dollars in annualized revenues. We believe this important contract is indicative of the continued need of correctional beds and rehabilitation services in the state of California, and it is a representation of the how our Company is positioned to pursue incremental growth opportunities through the delivery of enhanced rehabilitation services under the GEO Continuum of Care.

In Florida we assumed management of 3,854 combined beds at the Graceville, Moore Haven and Bay Correctional Facilities during the first quarter of this year. These managed only agreements are expected to generate approximately $56 million in annualized revenue. We believe these important awards strengthen our long standing partnership with the State of Florida, which has generated significant savings for the Florida tax payers and has provided significant inmate rehabilitation and treatment programs since the 1990s.

With respect to the new and pending procurements the State of Oklahoma has issued a request for proposal of 350 beds to up to 2,000 beds at existing in-state facilities. The proposals under this procurement were submitted in February. And while a decision has been delayed, we are continuing to monitor this opportunity. Additionally there are several States considering public-private partnerships for the development and operation of new and replacement correctional facilities, including the State of Utah which is currently evaluating options for the private development, ownership and potential operation of new replacement facilities totaling approximately 5,000 beds.

With respect to our International markets as George mentioned, our GEO Australia subsidiary has been selected as the preferred tenderer by the State of Victoria for the development and operation of the new 1,000 bed Ravenhall Prison near Melbourne. Following a final contract award we would expect to begin the development of the facility in 2015 with an estimated completion date in late 2017. This large scale project will provide an unprecedented level of in-prison rehabilitation and community reentry services, which will showcase the full GEO Continuum of Care. The community reentry services will include education, training, employment assistance, housing, substance abuse and mental health counseling. The project will be developed under a public-private partnership structure with GEO making an equity investment of $120 million or approximately 20% of the project following the activation of the facility under a 25 year contract. We expect returns on investment for this project to be consistent with our company-owned facilities.

Finally in the United Kingdom we have submitted a proposal for the private operation of 5 of the countries 21 regions for parole and probation services that are being competed under a procurement issued by the Ministry of Justice called Transforming Rehabilitation. This opportunity would focus on medium and low risk offender community rehabilitation for individuals under probation. High risk offenders would remain under the supervision of the National Probation Service. If selected GEO U.K. would employ all of the present probation staff at the five regions and provide community rehabilitation services such as counseling, employment, housing and substance abuse treatment under the GEO Continuum of Care model. We expect the Ministry of Justice to announce awards on this important competition later this year.

At this time I will turn the call over to Ann for a review of our GEO Communities segment. Ann?

Ann Schlarb - The GEO Group, Inc. - SVP of GEO Community Services

Thank you, John. Good morning, everyone. Turning to our GEO Community Services segment, each of our community services divisions continues to pursue several new growth opportunities. Our Reentry Services division is competing for a number of formal solicitations for residential community-based reentry centers across the United States. Additionally, we’re working with our existing local and state correctional customers to leverage new opportunities in the provision of community-based reentry center services in both residential facilities as well as nonresidential day reporting centers.

During the first quarter of this year, we activated 6 new day reporting centers in Pennsylvania, which are expected to generate more than $5 million in annualized revenues. In California, we have recently activated 7 new day reporting centers in counties across the state, bringing our total number of day reporting centers to 22, in order to support state and county initiatives aimed at reducing recidivism and helping offenders reintegrate into the community. Additionally, during the second quarter of this year, we activated a new day reporting center in Richmond, Virginia, which marks our entry into this important state market.

With respect to our residential reentry centers, we recently received a Notice of Intent to award a contract for more than 200 residential reentry beds in the state of New Jersey. We expect to activate this new facility in October of this year.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have continued to undertake a number of marketing and cost consolidation initiatives to increase the overall utilization of our existing youth services facilities in states like Pennsylvania, Ohio, Illinois, Texas and Colorado. During the second quarter of this year, we received new out-of-state placements at our existing facility in Colorado, as well as a new customer for detention services in Pennsylvania. Our Ohio facility experienced a rebound from a seasonably lower census in the first quarter of the year to near full capacity today.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. BI is also currently participating in a rebid process for its contract with ICE for the provision of community supervision and electronic monitoring services under the intensive supervision and appearance program, as well as its contract with the Administrative Office of the United States Courts for the provision of electronic monitoring services for federal parolees and probationers.

Overall, BI has continued to grow its market share of the electronic monitoring market in the United States. During the second quarter of this year, we were awarded a new contract for electronic monitoring services by the State of Minnesota. Since the middle of last year, BI has added more than $8 million in annualized revenues through new and organic wins, and we expect to compete on additional opportunities as correctional agencies across the country increase their use of electronic monitoring technology to track offenders who have been placed under community supervision.

At this time, I will turn the call back to George for his closing remarks. George?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thank you, Ann. In closing, we are very pleased with our second quarter results and our improved outlook, which continue to be driven by solid operational and financial performance from our core operations in the U.S. and internationally.

Since the beginning of the year, we have activated new contracts and have announced contract awards for more than 56,000 beds in our GEO Corrections & Detention segment, and our GEO Community Services has opened more than a dozen day reporting centers and gained market share in its market segments. We are actively marketing our 5,800 idle beds in Victoria, which we estimate would add in excess of $0.65 per share to our AFFO. We are also pursuing several publicly known opportunities, and we are exploring a number of other growth opportunities for the development of new projects and the potential purchase of assets.

We expect all of these efforts will continue to drive growth for our Company and remain focused on effectively allocating capital to enhance value for our shareholders. We also believe that our diversified growth and investment strategies have positioned GEO as the leading provider of corrections, detention and offender rehabilitation services through the GEO Continuum of Care that can deliver performance-based rehabilitation programs and significant cost savings for our customers worldwide.

As I have expressed to you in the past, we view all of these different initiatives to enhance shareholder value as complementary, and none are pursued to the detriment of the others. This concludes our presentation. We would now like to open the call to your questions. Operator? Operator?

Pablo Paez - The GEO Group, Inc. - VP of Corporate Relations

Thank you everyone for being patient. We are trying to get the operator on to start the Q&A. Please wait for one more minute.

QUESTION AND ANSWER

Operator

Can you hear me now?

Pablo Paez - The GEO Group, Inc. - VP of Corporate Relations

Yes, we can hear you.

Operator

Okay. Sorry about that. I’m just going to put on Brian Ruttenbur. You’re live into the call to ask your question from CRT Capital. Thank you.

Brian Ruttenbur - CRT Capital Group - Analyst

Thank you very much. Great quarter first of all. A couple of questions on ICE. The $405 million of reprogramming to ICE, I assume that’s bridge money just to get them through the end of this September, or is that money meant to be for all of fiscal 2015? Do you know?

George Zoley - The GEO Group, Inc. - Chairman, CEO

It’s just for the balance of the current fiscal year.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. And is there any information that you guys have on the percentage of that money that’s going to housing detainees?

George Zoley - The GEO Group, Inc. - Chairman, CEO

No, we don’t. There’s no detail as to how it will be reprogrammed.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. And then in terms of Karnes County, you moved adult males out. Did you move those adult males to other GEO facilities?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Some of them, yes.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. And then I’ve got a lay-up question for Brian. CapEx in 2015, it looks like there’s — California is $45 million. Australia, I assume that most of that $120 million will be spent next year. And then what other CapEx will you have besides maintenance CapEx?

Brian Evans - The GEO Group, Inc. - CFO

I think in the conference call, we said there was about $80 million or so in project CapEx, with $60 million to $65 million this year. So that would leave, to complete the different projects we’re working on, probably $20 million, $15 million to $20 million call it, without any new announced projects. And then just for clarity, on the Ravenhall project, the way that project is structured, our equity contribution won’t go in until closer to the end of the project, so we won’t make a contribution into that project during 2015. We will have to put in place a letter of credit to secure the equity commitment, but we don’t actually make a cash contribution until 2017.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. So is the California facility, that $45 million, is that within that $15 million to $20 million, so some of that’s going out this year and next year; is that right?

Brian Evans - The GEO Group, Inc. - CFO

That’s right. The facility is expected to be completed by June of next year with an opening in the third quarter of next year.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. Do you have an estimate on the maintenance CapEx in 2015, tax paid in the new facilities?

Brian Evans - The GEO Group, Inc. - CFO

$20 million to $25 million still. Still in that same range.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. The other question I have is the opportunity in the U.K. It sounds like a large opportunity, the probation opportunity. Can you give us some kind of size, number of people involved in those 5 facilities that are going to be getting privatized or the total size of the system? Anything that we can grab onto in terms of numbers.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, there are 21 regions. And we are bidding on 5 regions which they call lots. So we’re bidding on 5 lots/regions. And within the 5 regions we’re bidding on, I believe there’s approximately 45,000 individuals that would be supervised.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. You don’t have any revenue estimates tied to what that would be annually?

George Zoley - The GEO Group, Inc. - Chairman, CEO

No, this is still a competitive procurement.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. And you expect an award when?

George Zoley - The GEO Group, Inc. - Chairman, CEO

By the end of the year. So there will be multiple awards because they will be awarding the 21 regions.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. So they’re going to award all 21 regions, and you’re only bidding on 5 of the regions?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Five, yes.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. Who’s your big competition in that internationally on probation?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, there’s a number of U.K.-based companies that will be bidding on this.

Brian Ruttenbur - CRT Capital Group - Analyst

Okay. Very good. Thank you very much.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thank you Brian.

Operator

The next line of questions comes from the line of Tobey Sommer of SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

A couple of my questions were asked and answered already, but I’m curious if you could expand a little bit on your comments of ICE. Have they — I think you said made active kind of inquiries into other facilities. Is this for new facilities or a combination of new and existing? Thanks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

They’re looking for additional capacity for secure residential care, and we’ve made proposals to them with regarding expansion of existing facilities or creation of a new facility or use of idle facilities. All of the above.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Okay. Is there a particular geography upon which ICE is directing its efforts, or is it fairly widespread?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I think it’s mostly the Southern belt states and Western states in particular.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Okay, thank you. That’s helpful. And just to make sure I followed the last — one of the last questions. In terms of the capital projects that you already have announced and they are in the supplemental, do you plan on financing those with cash so far other than that letter of credit that you talked about for the Australian facility?

Brian Evans - The GEO Group, Inc. - CFO

Well, the project that we have on hand right now will finance with any excess free cash flow that we have, and then the balance will be debt financing from our revolver.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Okay. And then, George, I wanted to ask kind of a broad question. The discussion of opportunities in the prepared remarks feels like it’s a stepped up pace kind of across the different segments. Is that a fair characterization, interpretation on my part, and does it feel like the elevated pace is sustainable for a while?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Yes, Tobey. I think you detected that there has been a lot of activity this last quarter across the board, not only Detentions & Corrections, but also Community Services. And we’re particularly pleased that some of these projects fall squarely in the line of the GEO Continuum of Care. We think that, that rehabilitation concept is helping us to win correctional opportunities. It’s true now through the interest of various governmental organizations, as they look at their spending for corrections, they’re turning their attention increasingly to the desire to see more effective rehabilitation programming in-prison, as well as post-release, to reduce recidivism and reduce the number of people going back into prison. And we think we are the world leader in that area as far as being able to provide those in-prison and post-release services on an integrated basis.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Okay, thanks. That’s a helpful answer. From a pricing perspective, how has the State budget season treated you from a — as it relates to per diems? Thanks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

As far as our State clients, there has been no diminishment of our per diem rates, in general, that I can think of. We have just completed for the majority of the States their legislative sessions. So it certainly hasn’t been to the negative. In fact, it’s been more so to the positive, as certain States, in particular like California, are looking for more beds, and we continue to offer them additional possibilities for expansions.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Okay. Last question for me is, what do you — how have your discussions gone with potential customers regarding either asset sales or the sale leasebacks that has been back in the industry recently? Just kind of curious. I know this is probably an ongoing process, so it probably takes some time. But how do you feel like those kind of discussions are going?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I think they’re going well and in a positive nature. But those things probably take even longer than the normal course of a procurement because they involve multiple agencies on the sale of governmental assets, and they just seem to take longer. And I think you’ll see more activity in the second half of the year.

Tobey Sommer - SunTrust Robinson Humphrey, Inc. - Analyst

Thanks for your time.

Operator

Thank you for your question. (Operator Instructions). The next line of question comes from the line of Brian Hoffman of Avondale Partners.

Brian Hoffman - Avondale Partners - Analyst

Hi, congrats on a really solid quarter. First off, can you give us some color regarding the population growth that you saw in the second quarter at the federal level? I don’t know if you can give any sort of a breakdown among your various customers, but any color there would be helpful.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, the most conspicuous is, obviously, ICE. We’ve had additional growth there at a number of facilities as a result of the additional people at the border, and some of whom need to be detained. And those people are distributed over a number of facilities in the Southern border states, as well as other Northern states. But ICE has been the most active federal client needing additional capacity and continues to do so.

Brian Hoffman - Avondale Partners - Analyst

Okay. And then, I guess, drilling down a bit deeper into ICE. Has any of that growth in the second quarter come from housing children and families, or is it still mostly consolidation by ICE, and how sustainable is this growth going forward?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, none of the second quarter growth was due to that. But as we’ve discussed today with our new Karnes Residential Center for family units, we expect to see a meaningful contribution from that facility as we go forward under that fixed-price contract. And there is, to our understanding, a need for more capacity by ICE for similar type services at different locations.

Brian Hoffman - Avondale Partners - Analyst

Okay. And at Karnes County, what’s the duration of that contract?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I believe it’s a 5-year initial term.

Brian Hoffman - Avondale Partners - Analyst

Okay. And the contract that you mentioned in New Jersey for 200 residential reentry beds, can you give us any additional color on what facility that will be managed at or any other information on that contract?

Brian Evans - The GEO Group, Inc. - CFO

I think that facility is going to be located in Newark. It’s about 200 beds. So we’ve acquired some property, a leased location, and we’re modifying and renovating it to provide services. And then I think once that’s complete later this quarter or early next quarter, it will open up.

Brian Hoffman - Avondale Partners - Analyst

Okay. So later 3Q or early 4Q, it will open?

Brian Evans - The GEO Group, Inc. - CFO

Yes.

Brian Hoffman - Avondale Partners - Analyst

Sorry I couldn’t hear that.

Brian Evans - The GEO Group, Inc. - CFO

Yes.

Brian Hoffman - Avondale Partners - Analyst

Okay. And then last question for me. It looks like the dividend, the $0.57, is 71% of the midpoint for 2014 AFFO per share guidance, and that’s down from 76% last quarter. So at what point can we think about seeing an increase in the dividend? And can you remind me, I’m not sure if you guys have provided a target payout ratio.

Brian Evans - The GEO Group, Inc. - CFO

No. I think we said last quarter is a little bit of an anomaly. Because the first quarter AFFO was probably our lowest AFFO for the year, so we’ve paid a consistent dividend amount at the $0.57 per share range for the last couple of quarters. But I think first quarter, because the AFFO is a little bit lower, proportionally, that’s higher. But we’re going to review our dividend with the Board, probably in the fourth quarter of this year, which should be our next meeting, and then we’ll adjust accordingly in the fourth quarter or first quarter of next year as appropriate.

Brian Hoffman - Avondale Partners - Analyst

Great, that’s it for me. Thank you very much.

Operator

Thank you for your question. The next line of question comes from the line of Manav Patnaik of Barclays. Please proceed.

Greg Bardi - Barclays Capital - Analyst

Hi, this is actually Greg calling on for Manav. On the heels to the Ravenhall project, I was wondering if you could talk about the opportunity in Australia as a whole, how big that opportunity is, the rate of outsourcing versus the U.S. and maybe just some general similarities and differences with the U.S. market.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Unfortunately, I’m not able to reveal the financial profile of the project at this time because we haven’t finalized negotiations, and there hasn’t been an authorized governmental public announcement of it. But the scope of the outsourcing is, to a greater extent, there than we have seen in the U.S., encompassing what we’ve said in our prepared remarks today as an unprecedented level of in-prison and post-release programming. This will be unlike any other correctional facility in the world. It’ll be a step change as far as the quantity and quality of rehabilitation services in the prison, as well as post-release.

Greg Bardi - Barclays Capital - Analyst

Okay. And maybe on the leverage, because you probably have to use some debt to finance the Ravenhall project, and you’re at about 5 times now. As additional opportunities come along, how comfortable are you raising the leverage level? At what time do you start thinking about potential equity raises or something of that like?

Brian Evans - The GEO Group, Inc. - CFO

I think when we look at the projects that we’ve got online and in the pipeline and where our EBITDA is coming out right now, I think our leverage with the growth will hold right around this 4.5 times to 5 times.

Greg Bardi - Barclays Capital - Analyst

Okay. Yes, the last one for me, just kind of trying to bridge the revenue, you had $413 million in the second quarter. You’re guiding for $410 million to $415 million in the next 2 quarters, with some sounds like some activation of some projects that should bring incremental revenue. So I’m just trying to think about the seasonality in the second half and what to expect there.

Brian Evans - The GEO Group, Inc. - CFO

Well, as you know, as you’ve been following the Company for a while, the industry generally has some seasonality in populations across -- in our case, across all of our divisions. And so we’ve already accounted for that in the guidance, and that does offset some of the revenue, some of the earnings from the new projects. There’s also some start-up associated with bringing some of those projects online. So we’re opening the Alexandria facility in the third quarter, and there’ll be some start-up associated with that. When the facility in the reentry area comes online, there will be start up with that. And there’s some McFarland associated start-up. So some of that start-up is a little bit of a drag in the third and fourth quarter, plus you’ve got some of the cyclicality that we expect around certain populations in the fourth quarter as well.

Greg Bardi - Barclays Capital - Analyst

Okay. Thanks guys.

Brian Evans - The GEO Group, Inc. - CFO

And of course, that tails into the first quarter of next year some as well.

Greg Bardi - Barclays Capital - Analyst

Okay.

Operator

Okay, thank you for your questions. Ladies and gentlemen, that now concludes the question-and-answer session. I would like to turn the call over to Mr. Zoley for closing remarks. Thank you.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, thank you to everyone who have joined us today, and I apologize for the brief delay that we experienced and for taking your questions. But hopefully, it will not occur again, and we look forward to addressing you in the next call. Thank you.

Operator

Thank you. Thank you for your participation in today’s conference. I would also like to apologize for the technical problems suffered earlier. This concludes the presentation, and you may now disconnect. Enjoy the rest of your day. Thank you.